[BANYAN RAIL SERVICES LOGO]

INTEROFFICE MEMORANDUM

Date:	January 4, 2013

To:	Jon Ryan

From:	Gary O. Marino, CEO

Subject:	Retention Bonus

On behalf of Banyan Rail Services, it is a pleasure to offer you a retention bonus in the amount of $50,000, which will vest and be paid to you on June 30, 2013. The Retention Bonus is subject to applicable taxes and withholdings at the time of payout.

The Company and Employee acknowledge that the Employee’s employment is and shall continue to be at-will. If you terminate your employment for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or polices at the time of termination.

Should you be terminated for any reason other than cause or misconduct prior to June 30, 2013 this Retention Bonus will be paid to you at the time of your separation.

We look forward to your contribution to the success of The Wood Energy Group.

/s/Gary O. Marino

Gary O. Marino

CEO

Acknowledged:

/s/ Jon Ryan	1-8-13
Jon Ryan	Date